Exhibit 10.15

To: Home Touch Holding Company
From: David Gunawan Ng and Stella Wai Yau
Date: September 19, 2009

This will confirm the following is true and correct:

Because the Company was not in a position to meet repayment obligation to these related companies, Technics Group Limited and Penflow Technology (Asia) Limited, the forfeiture was granted by the related companies that were controlled by Mr. David Gunawan Ng and Ms. Stella Wai Yau, the directors of the Company, in exchange for the additional paid-in capital to the Company. The loans were forfeited by these entities controlled by the principal shareholders of the company in order to improve the Company's financial position. However, Mr. David Gunawan Ng and Ms. Stella Wai Yau, our directors, did not receive any additional stock or other equity interest from us in exchange for the forfeiture of these loans. The forfeiture was pursuant to an oral agreement.

This will confirm that:

•	There were no conditions to our foregoing agreement.

•	We have personally agreed unconditionally to forfeit the right and any and all future rights to repayment of the foregoing.

 /s/ David Gunawan Ng
 David Gunawan Ng

 /s/ Stella Wai Yau
 Stella Wai Yau

This will confirm that this waiver was granted 3/31/2009 and the waiver is unconditional.  The amount of the waiver is $539,394, as follows:

David Gunawan Ng	(215,696)
Stella Wai Yau	(115)
Technics Group Limited	(233,840)
Penflow Technology (Asia) Limited	(89,743)
TOTAL	(539,394)

 /s/ David Gunawan Ng
 David Gunawan Ng

 /s/ Stella Wai Yau
 Stella Wai Yau